Exhibit 10.1

Execution Version

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of July 6, 2018, is made by and between Washington Gas Light Company, a Virginia and District of Columbia corporation (the “Company”), and Wrangler SPE LLC, a Delaware limited liability company and a wholly-owned subsidiary of WGL (“Common Stockholder”). The Company, the Common Stockholder and any other Stockholders (as defined herein) may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, on July 6, 2018, pursuant to that certain Agreement and Plan of Merger among WGL Holdings, Inc., a Virginia corporation (“WGL”), AltaGas Ltd., a Canadian corporation (“Parent”), and Wrangler Inc., a Virginia corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub), Merger Sub merged (the “Merger”) with and into WGL, with WGL as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent; and

WHEREAS, on July 6, 2018, WGL transferred all of the outstanding shares of common stock, $1.00 par value, of the Company (the “Common Stock”), to the Common Stockholder, and, as a result of which, the Common Stockholder owns all of the outstanding Common Stock as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Additional Ring Fencing Requirements” shall mean the requirements set forth on Annex A to this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that (x) no Stockholder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement and (y) the Golden Share Member and the Independent Manager (each as defined in the Amended and Restated Limited Liability Company Agreement of the Common Stockholder, dated as of July 6, 2018) shall not be deemed an Affiliate of the Common Stockholder or any of its Affiliates.

“Agreement” shall have the meaning set forth in the preamble.

“AltaGas” shall mean, collectively, the Common Stockholder (so long as such Person is a Stockholder hereunder) and each of its Affiliates that is or becomes a Stockholder hereunder.

“AltaGas Designees” shall have the meaning set forth in Section 3.1(a).

“AltaGas Chief Executive Officer” shall mean the chief executive officer of Parent.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which the U.S. Securities and Exchange Commission or banks in the City of New York, the City of Toronto or the City of Calgary are authorized or required to be closed.

“Company Board” shall mean the board of directors of the Company.

“Company Chief Executive Officer” shall mean the chief executive officer of the Company.

“Common Stockholder” shall have the meaning set forth in the preamble.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that certain Charter of the Company, as amended.

“DC Merger Commitments” shall mean the Merger Commitments issued by the Public Service Commission of the District of Columbia in its order approving the Merger dated June 29, 2019 and adopted by the Applicants and the Settling Parties on July 2, 2018.

“e-mail” shall have the meaning set forth in Section 5.6.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Independent Director” shall mean an individual who satisfies the definition of “independent director” under the rules and regulations of the New York Stock Exchange (or any successor thereto) and does not have any other relationship with Parent or any of its Affiliates that a majority of either the Company Board or the board of directors of Parent determines would impact the independence of the individual from the management of Parent and its Affiliates; provided, however, a person may still be deemed to be an Independent Director, notwithstanding the fact that such person serves as a member of the board of directors of the Parent and/or WGL.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“Material Action” shall mean (a) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due; or (b) to dissolve or to cause the dissolution of the Company.

“MD Merger Commitments” shall mean the conditions set forth in Appendix A to Order No. 88631 issued by the Maryland Public Service Commission approving the Merger.

“Merger” shall have the meaning set forth in the recitals.

“Merger Commitments” shall mean, collectively, the DC Merger Commitments, the MD Merger Commitments, and the VA Merger Commitments.

“Merger Sub” shall have the meaning set forth in the recitals.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-Ring Fenced Affiliates” shall mean, collectively, Parent, WGL and their respective Affiliates other than the Company and the Common Stockholder.

“Parent” shall have the meaning set forth in the recitals.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“VA Merger Commitments” shall mean the AltaGas/WGL Commitment List submitted to the State Corporation Commission of the Commonwealth of Virginia as part of the Joint Petition submitted by the Company, WGL and the Parent with the State Corporation Commission of the Commonwealth of Virginia seeking the approval of the Merger.

“WGL” shall have the meaning set forth in the recitals.

Section 1.2 Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the word “including” (in its various forms) is used in this Agreement, it shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 2.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 Company Board.

(a) Composition of the Company Board. The Stockholders and the Company shall take all Necessary Action to cause the Company Board to now and hereafter be comprised of seven directors, (A) one of whom shall be the Company Chief Executive Officer, initially Adrian P. Chapman, or any other person designated by the Company Chief Executive Officer who is an executive officer of the Company, (B) one of whom shall be the AltaGas Chief Executive Officer, initially David M. Harris, or any other person designated by the AltaGas Chief Executive Officer who is an executive officer of AltaGas, (C) four of whom shall be Independent Directors, who shall be designated by AltaGas and who may include up to three Independent Directors serving on the Board of Directors of WGL; and (D) one of whom shall be a director (which may be a non-Independent Director) designated by AltaGas (such director, together with the directors referred to in subclause (C), the “AltaGas Designees”). In the event that a new Company Chief Executive Officer and/or AltaGas Chief Executive Officer is appointed, the Stockholders and the Company shall also take all Necessary Action to cause the new Company Chief Executive Officer (or any other person designated by the Company Chief Executive Officer who is an executive officer of the Company) and/or AltaGas Chief Executive Officer to replace their respective predecessors on the Company Board (or any other person designated by the AltaGas Chief Executive Officer who is an executive officer of AltaGas).

(b) Nominations of New Directors. With respect to the slate of nominees recommended by the Company Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, the Company and the Stockholders shall take all Necessary Action to include in such slate individuals who satisfy the criteria set forth in Section 3.1(a).

(c) Removal; Vacancies. Subject to the Company Charter, (i) AltaGas shall have the exclusive right to remove the AltaGas Designees from the Company Board (including any committees thereof), and the Company and AltaGas shall take all Necessary Action to cause the removal of any such AltaGas Designee at the request of AltaGas and (ii) AltaGas shall have the exclusive right to designate directors for election to the Company Board to fill vacancies created by reason of death, removal or resignation of the AltaGas Designees to the Company Board (including any committees thereof), and the Company and the Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by AltaGas as promptly as reasonably practicable, provided that any such replacement directors shall satisfy the applicable criteria set forth in Section 3.1(a).

(d) Size of Company Board. The Company and the Stockholders will take all Necessary Action to ensure that the number of directors serving on the Company Board shall be seven directors in accordance with the criteria set forth in Section 3.1(a).

Section 3.2 Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Company Board as herein stated. Each Stockholder agrees to cast all votes to which it is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Company Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III.

ARTICLE IV

MATERIAL ACTIONS; COMPLIANCE WITH MERGER COMMITMENTS

The Company agrees that (a) it shall not take any Material Action without the unanimous prior written consent of all of the Stockholders and the unanimous prior written consent of the Company Board and (b) it shall at all times comply with (i) the provisions of the Merger Commitments; (ii) any other ring fencing or separateness requirements imposed by the Company’s regulators; and (iii) the Additional Ring Fencing Requirements.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 5.11. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.

Section 5.2 Termination. This Agreement shall terminate automatically (without any action by any Party) upon the time at which (1) Common Stockholder is dissolved in accordance with applicable Law or (2) AltaGas ceases to beneficially own a majority of the outstanding Common Stock; provided, that the provisions in this Article V shall survive such termination.

Section 5.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.4 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company Board, for and on behalf of the Company, and each of the Stockholders.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 5.6 Notices. Any notice or communication to any party hereunder shall be in writing and shall be deemed to be given and received (a) upon receipt if delivered by hand or nationally recognized overnight courier service, (b) upon receipt of an appropriate electronic answerback or confirmation when delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) upon receipt of electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received) or (d) two (2) Business Days after the date of mailing by registered or certified mail (return receipt requested), postage prepaid, to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

if to the Company, to:

Washington Gas Light Company

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Attention: Vince Ammann – Executive Vice President, Chief Financial Officer

Fax: (202) 842-2880

E-mail: VincentAmmann@washgas.com

if to AltaGas, to:

AltaGas Ltd.

1700, 355 – 4th Ave. S.W.

Calgary, AB

Canada T2P 0J1

Attention: Chief Executive Officer; General Counsel

Fax: (403) 691-7508

E-mail: CEO@altagas.ca; GC@altagas.ca

Section 5.7 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 5.8 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 5.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.9 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 5.10 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 5.11 Subsequent Transfer of Shares. Each Stockholder shall be permitted to transfer shares of Common Stock to any Affiliate of such Stockholder following notice of such transfer to the Company and if at the time of and as a condition to such transfer, such Affiliate agrees in writing to become a party to this Agreement, whereupon such transferee shall be treated as a Stockholder (with the same rights and obligations as its transferring Stockholder) for all purposes of this Agreement. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

WASHINGTON GAS LIGHT COMPANY

By:	/s/ Vincent L. Ammann, Jr.
Name:	Vincent L. Ammann, Jr.
Title:	Executive Vice President and Chief Financial Officer

WRANGLER SPE LLC

By:	/s/ Vincent L. Ammann, Jr.
Name:	Vincent L. Ammann, Jr.
Title:	Executive Vice President and Chief Financial Officer

Signature to Stockholder Agreement

ANNEX A

ADDITIONAL RING FENCING REQUIREMENTS

The Company shall at all times comply with the Additional Ring Fencing Requirements set forth below.

(a) Existence. The Company shall maintain (i) its existence and good standing under the laws of its jurisdictions of organization; and (ii) its authority to do business as a foreign entity in each jurisdiction where the nature of its activities makes such authorization necessary.

(b) Capital. The Company shall maintain adequate capital in light of its contemplated business purposes, transactions and liabilities, provided however, the foregoing shall not require any shareholder to make any additional capital contributions to the Company.

(c) Separate Entity; Compliance with Formalities. At all times, the Company will hold itself out as an entity separate from all other Persons (including, without limitation, the Non-Ring Fenced Affiliates), will conduct business in its own name through its duly authorized directors and officers, will comply with all organizational formalities to maintain its separate existence and will use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity.

(d) Capital Contributions. The shareholders of the Company may, from time to time, contribute assets to the Company, which contributions will be properly reflected on the books and records of the Company. Any capital contributions by such shareholders to the Company will be made in compliance with the Company’s organizational documents, and applicable law.

(e) Financial Statements. The Company shall comply with U.S. generally accepted accounting principles in all material respects (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments) in all financial statements (including unaudited interim financial statements) and reports required of it and issue such financial statements and reports separately from any financial statements or reports prepared for the Non-Ring Fenced Affiliates; provided that such financial statements or reports may be consolidated with certain of the Non-Ring Fenced Affiliates if the separate existence of the Company and its assets and liabilities are clearly noted therein.

(f) Arms-Length Relationship. The Company will maintain an arms-length relationship with each Non-Ring Fenced Affiliate.

(g) Commingling. The Company will not commingle its funds or other assets with the funds or other assets of any other Person and shall not maintain any funds or other assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual funds or other assets from those of its owners or any other person. The Company will maintain bank accounts, including checking and other bank accounts and custodian and other securities and safekeeping accounts, that are separate and distinct from any other Person.

(h) Trademarks, etc. The Company will maintain a separate name from and will not use the logos, trademarks, service marks, or other intellectual property (i.e., identifying marks) of any Non-Ring Fenced Affiliate.

(i) Securities Filings. The Company will not be included in any securities filings of any other Person, provided that (i) the Company may be included in securities filings with Parent and its Affiliates if Parent discloses the existence of the Company and the implementation of the ring fencing measures in its reports required to be filed on the System for Electronic Document Analysis and Retrieval by the applicable Canadian securities regulators pursuant to any Canadian securities laws; and (ii) the Company may be included in securities filings with WGL and/or Parent (to the extent that Parent makes filings under the U.S. securities laws) and their respective Affiliates if WGL, Parent and/or their respective Affiliates disclose the existence of the Company and the implementation of the ring fencing measures in their periodic and other reports (if any) under the Securities Exchange Act of 1934, which reports will be publicly available.

(j) Mailing Addresses, etc. The Company will have mailing addresses, phone numbers, email addresses, letterhead, and business forms that are separate and unique from those of Parent, WGL, or any other Non-Ring Fenced Affiliate.

(l) Daily Operations, etc. The Company will make all decisions with respect to its business and daily operations independently, although its directors and officers making any particular decision may also be employees, officers, director or managers of WGL and its subsidiaries.

(m) Books and Records. The Company shall maintain its own separate books, records, and bank accounts reflecting its separate assets and liabilities.

(n) Liabilities. The Company will account for and manage all of its liabilities separately from any other entity, and pay its own liabilities only out of its own funds.

(o) Guarantees, Loans, etc. The Company shall not guarantee or become obligated for the debts of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person.

(p) Regulators’ Separateness Requirements Applicable to Transactions. The Company will comply with the ring fencing requirements set forth in the Merger Commitments.